Exhibit 99.1

COLLECTORS UNIVERSE NAMES ROBERT G. DEUSTER

CHIEF EXECUTIVE OFFICER

NEWPORT BEACH, CA – October 10, 2012 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced the appointment of Mr. Robert Deuster to the position of Chief Executive Officer, effective October 15, 2012, succeeding Mr. Michael McConnell.  The Company reported that Mr. McConnell will continue as a member of the Board of Directors. Mr. Deuster will be a nominee to serve as a director of the Company at the upcoming stockholders’ meeting to be held on November 19, 2012.

Clinton Allen, Chairman of the Board, stated, “The Board of Directors welcomes Bob Deuster, and we look forward to working with him over the coming years as we execute our strategic initiatives, with particular emphasis on international and ecommerce opportunities.  Bob’s broad management experience, both domestically and internationally, makes him an ideal candidate to take our businesses to the next level, and he will work very closely with the management team and David Hall in particular, to maximize the Company’s leading positions in its existing markets.”

Mr. Allen continued, “I would also like to thank Mike McConnell for his contributions over the last three and a half years.  During his tenure as CEO, Mike has steered the business through a period of strong bottom-line growth and he leaves the Company well positioned for new growth opportunities.  As previously announced, Mike will continue his involvement with the Company in his capacity as a member of the Board of Directors and will work with Bob Deuster to ensure a smooth transition.

Mr. Deuster stated, “I am very impressed with Collectors Universe’s business model and the strategic steps it has taken in recent years to position itself for international expansion and in monetizing its digital assets. The Company has exceptional brand names and an unmatched reputation in providing independent authentication and grading services to the collectibles industry.  I look forward to working with the management team to continue to provide value-added services to dealers and collectors, both domestically and internationally.”

Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation from 1996 until his retirement in 2007.  During his tenure at Newport Corporation, revenue grew from $100 million to over $450 million. Mr. Deuster’s experience also includes senior management positions with Applied Power, Inc. (now Actuant Corporation, a New York Stock Exchange company), and General Electric Company’s Medical Systems Division. Mr. Deuster serves on the board of directors of two public companies, Symmetry Medical Inc. and Pico Holdings, Inc. and a private company Ondax, Inc.  Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins, its Coinflation.com website and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

.Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com